Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

Trans-Lux Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Amendment”) and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Effective Time”) the authorized Common Stock and Preferred Stock of the Corporation shall be increased as described in this Amendment.

THIRD: To accomplish the foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the first paragraph of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“FOURTH: The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 32,500,000, consisting of 30,000,000 shares of the Corporation’s Common Stock (the “Common Stock”) having a par value of $0.001 per share and 2,500,000 shares of the Corporation’s Preferred Stock (the “Preferred Stock”) having a par value of $0.001 per share.”

FOURTH: That, pursuant to a written consent of holders of a majority of the Corporation’s outstanding Common Stock and Preferred Stock, the necessary number of shares as required by applicable law were voted in favor of this Amendment.

FIFTH: That this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: The foregoing Amendment shall be effective as of noon Eastern Time on January 28, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed on this 28th day of January, 2019.

TRANS-LUX CORPORATION

By:	/s/ Alberto Shaio
Name: Alberto Shaio
Title: President and Chief Executive Officer